Exhibit 99.1

Preferred Investment Solutions Corp.

900 King Street, Suite 100

Rye Brook, NY 10573

Telephone: (914) 307-4000

December 4, 2006

Re: Diversified Futures Trust I

Dear Investor:

Please be advised that effective January 1, 2007, Diversified Futures Trust I (“DFT”) will no longer allocate assets to the trading programs of Aspect Capital Limited and Graham Capital Management, L.P. Instead, DFT will allocate all of its assets to Winton Capital Management Limited’s Diversified Program through an investment in WCM Pool LLC, an aggregate trading vehicle.

Winton’s Diversified Program consists of trading a portfolio of more than 120 commodity interests (subject to regulatory and client constraints) on major commodity exchanges and forward markets worldwide, employing a totally computerized, technical, trend-following trading system developed by its principals. This system tracks the daily price movements from these markets around the world, and carries out certain computations to determine each day how long or short the portfolio should be to maximize profit within a certain range of risk. If rising prices are anticipated, a long position will be established; a short position will be established if prices are expected to fall.

This letter is a notice of the change and no action is required. However, if you’d like more information on the change please contact your Financial Advisor or alternatively you may contact Investor Services at 914.307.4000.

Best regards,

/s/ Florence Y. Sofer
Florence Y. Sofer
Director, Investor Services and Communications
Preferred Investment Solutions Corp.